Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

1)	Registration Statement (Form S-8 No. 333-180980) of Asbury Automotive Group, Inc.,

2)	Registration Statement (Form S-8 No. 333-165136) of Asbury Automotive Group, Inc.

3)	Registration Statement (Form S-8 No. 333-105450) of Asbury Automotive Group, Inc.,

4)	Registration Statement (Form S-8 No. 333-84646) of Asbury Automotive Group, Inc., and

5)	Registration Statement (Form S-3 No. 333-123505) of Asbury Automotive Group, Inc.;

of our reports dated February 25, 2014, with respect to the consolidated financial statements of Asbury Automotive Group, Inc. and the effectiveness of internal control over financial reporting of Asbury Automotive Group, Inc. included in this Annual Report (Form 10-K) of Asbury Automotive Group, Inc. for the year ended December 31, 2013.

/s/ Ernst & Young LLP

Atlanta, Georgia
February 25, 2014